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                                                                  Exhibit 4.4(g)

                                 AMENDMENT NO. 1
                                       TO
                      THE FINANCIAL SECURITY PLAN AND TRUST

                  Viking Freight, Inc., a California corporation, hereby adopts this Amendment No. 1 to the Financial Security Plan and Trust (the "Plan"). Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined. The terms of this amendment shall be effective as of the dates indicated herein.

                                    Section 1
                                    ---------

                  Effective as of April 1, 1995, Section 1.18 of the Plan is hereby amended in its entirety to read as follows:

         "1.18 'Eligible Employee'. An Employee of an Employer, except any
               Employee:

                           (a) whose compensation and conditions of employment are covered by a collective bargaining agreement to which an Employer is a party unless the agreement calls for the Employee's participation in the Plan;

                           (b) who is treated as an Employee because he or she is a Leased Employee; or

                           (c) who is a nonresident alien who either (i) receives no earned income (within the meaning of Code section 911(d)(2)) from sources within the United States under Code section 861(a)(3); or (ii) receives such earned income from such sources within the United States but such income is exempt from United States income tax under an applicable income tax convention."

                                    Section 2
                                    ---------

                  Effective as of April 1, 1995, Section 1.29 of the Plan is hereby amended in its entirety to read as follows:

         "1.29 'Leased Employee'. Any person who, pursuant to an agreement between a Related Company and any other person ("leasing organization"), has performed services for a Related Company on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the Related Company. Contributions or benefits provided to a leased employee by the leasing organization that are attributable to services performed for a Related



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                                                                               2

                  Company will be treated as provided by the Related Company. A leased employee will not be considered an Employee of a Related Company, however, if (a) leased employees do not constitute more than 20% of the Related Company's nonhighly compensated work force (within the meaning of Code section 414(n)(5)(C)(ii) and (b) such leased employee is covered by a money purchase pension plan maintained by the leasing organization that provides (i) a nonintegrated employer contribution rate of at least 10% of compensation, including amounts contributed pursuant to a salary reduction agreement which are excludable from the leased employee's gross income under Code sections 125, 402(e)(3), 402(h), or 403(b), (ii)
                  immediate participation, and (iii) full and immediate vesting."

                                    Section 3
                                    ---------

                  Effective as of October 15, 1996, Section 1.58 of the Plan is hereby amended in its entirety to read as follows:

         "1.58    'Trustee'.  Barclays Global Investors, National Association."

                                    Section 4
                                    ---------

                  Effective as of April 1, 1995, Section 11.2 of the Plan is hereby amended in its entirety to read as follows:

         "11.2    [Reserved]."

                                    Section 5
                                    ---------

                  Effective as of April 1, 1995, the first two paragraphs of
Section 11.3(b) of the Plan are hereby amended in their entirety to read as follows:

                  "(b) Benefit Attributable to Predecessor Plan Amounts or Participation in the Plan While a Coles Employee:
                           With regard to a Participant's benefit attributable to Predecessor Plan Amounts or his or her participation in the Plan while a Coles Employee, a Participant may, with Spousal Consent, elect to have such benefit be paid in (1) a single lump sum or (2) periodic installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary.

                           To preserve benefits protected by Code section 411(d)(6), a Participant whose Account includes Predecessor Plan Amounts may, with Spousal Consent, elect to have his or her benefit attributable to such Predecessor Plan Amounts be paid in one of the following forms:



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                           (1)  a single life annuity, or

                           (2)  a joint and 50%, 75% or 100% survivor annuity.

                           Any annuity option permitted shall be provided through the purchase of a non-transferable single premium contract from an insurance company which must conform to the terms of the Plan and which shall be distributed to the Participant or Beneficiary in complete satisfaction of the benefit due."

                                    Section 6
                                    ---------

                  Effective as of April 1, 1995, Section 14.2(b) of the Plan is hereby amended in its entirety to read as follows:

         "(b) Overriding Minimum Benefit. Notwithstanding, contributions shall be permitted on behalf of Key Employees if the Employer also maintains a defined benefit plan that automatically provides a benefit which satisfies the Code section 416(c)(1) minimum benefit requirements, as modified by substituting '3 percent' for '2 percent' and by increasing (but not by more than 10 percentage points) 20 percent by 1 percentage point for each year for which such plan was taken into account, if applicable. If this Plan is part of an aggregation group in which a Key Employee is receiving a benefit and no minimum is provided in any other plan, a minimum contribution of at least 3% of Taxable Income shall be provided to the Participants specified in the preceding paragraph. In addition, the Employer may offset a defined benefit minimum by contributions (other than contributions made by an Employer in accordance with a Participant's salary deferral election or contributions made by an Employer based upon the amount contributed by a Participant) made to this Plan."


                                    Section 7
                                    ---------

                  Effective as of April 1, 1995, Section 14.3 of the Plan is hereby amended in its entirety to read as follows:

         "14.3    Special Vesting

                           If the Plan becomes Top Heavy after the Effective Date, all Employees shall thereafter be fully vested in all Accounts."



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                                                                               4

                  EXECUTED this 22nd day of Feb, 1997, to be effective as indicated herein.



                                              VIKING FREIGHT, INC.

                                              By: /s/ R.G. Marticke
                                                  ------------------------------
                                                  Title: President

                  The provisions of this amendment that relate to the Trustee are hereby approved and executed, to be effective as indicated herein.

                                              BARCLAYS GLOBAL INVESTORS,
                                              NATIONAL ASSOCIATION

Date:      3/28          , 1997               By: /s/ Dolores Upton
     --------------------                         -----------------------------
                                                  Title: Principal

Date:      3/28          , 1997               By: /s/ Peter H. Sorensen
     --------------------                         -----------------------------
                                                  Title: Managing Director